Exhibit (a)

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is	Equal Access Portfolio LLC

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2.	The Registered Office of the limited liability company in the State of Delaware is located at 160 Greentree Drive, Suite 101 (street), in the City of Dover, Zip Code 19904. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is National Registered Agents, Inc.

By:	/s/ William M. Mower
Authorized Person

Name:	William M. Mower
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